EX-35.1


(logo)  Bank of America

Bank of America, N.A.
900 West Trade Street, Ste. 650
Charlotte, NC  NC1-026-06-01
www.bankofamerica.com

ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

RE: Deutsche Mortgage & Asset Receiving Corporation,
    Commercial Mortgage Pass Through Certificates,
    Series 2011-LC3

Terms capitalized but not defined shall have the meanings assigned in the related Primary Servicing Agreement.

In connection with the above referenced transaction, the undersigned officer, on behalf of Bank of America, N.A., hereby certifies that (i) a review of the activities undertaken during the year ending December 31, 2013, and of the performance under the related Primary Servicing Agreement has been made under my supervision, and (ii) to the best of my knowledge, based on such review, Bank of America, N.A. has fulfilled all of its obligations under the related Primary Servicing Agreement in all material respects throughout such year.

Notwithstanding the foregoing, I note that Bank of America, N.A. is no longer a servicer for the referenced transaction, having transferred the servicing rights for such transaction to Key Bank on June 24, 2013 (the "Transfer
Date"). The certification above is limited to the activities and performance of Bank of America, N.A. prior to the Transfer Date.

BANK OF AMERICA, N.A.

By: /s/ Robert H. Cox
Robert H. Cox
Director